UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/26/2009

Altair Nanotechnologies Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-12497

Canada	33-1084375
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

204 Edison Way
Reno, NV 89502
(Address of principal executive offices, including zip code)

(801) 858-3750
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 26, 2009, Edward Dickinson was replaced as Secretary of the Company.

On February 26, 2009, the Company appointed John Fallini, current Chief Financial Officer of the Company, to the additional position of Secretary of the Company and all subsidiaries. Mr. Fallini, age 59, has been Chief Financial Officer of the Corporation since April 7, 2008.

Prior to joining the Company, Mr. Fallini served as the chief financial officer from January 2007 through March 2008 for Alloptic, Inc., a private corporation that produces passive optical network access equipment for the telecommunications industry. From 2004 through the end of 2006, Mr. Fallini was an independent consultant specializing in financial services. From 2000 through 2003, Mr. Fallini served as the chief financial officer for Informative, Inc., a private corporation that sold customer voice management software that allowed real time dialogue with customers via the internet. Mr. Fallini obtained a bachelor of science in engineering and applied science from the University of California, Los Angeles and a master of business administration in finance with high honors from the Oklahoma City University.

Mr. Fallini's employment agreement with the Company is summarized in and attached as an Exhibit to the Current Report on Form 8K filed by the Company with the SEC on April 9, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Date: March 03, 2009	By:	/s/ John Fallini
John Fallini
Chief Financial Officer